UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 10, 2010

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33291	33-0830300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10110 Sorrento Valley Road, Suite C
San Diego, CA  92121

(Address of principal executive offices, including zip code)

(858) 909-0736

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On March 11, 2010, we issued a press release reporting our financial results for the quarter and full year ended December 31, 2009.  A copy of this press release is attached hereto as Exhibit 99.1.

This information in this Item 2.02 and Exhibit 99.1 hereto are being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2010, the Compensation Committee of our Board of Directors adopted the Optimer Pharmaceuticals, Inc. 2010 Incentive Compensation Plan (the “Plan”).  The Plan provides for the payment of cash bonuses to our Chief Executive Officer, Vice Presidents, and director, associate director, senior manager and senior research investigator-level employees. Under the Plan, each participant is assigned a target bonus equal to a percentage of annual salary.  Actual bonuses paid under the Plan are based on the achievement of pre-established corporate and individual goals.  For Plan participants other than our Chief Executive Officer, 75% of overall goal achievement is based on corporate goals and 25% is based on individual goals.  Any bonus paid to our Chief Executive Officer under the Plan is based entirely on the achievement of corporate goals. All Plan participants have the same corporate goals, which are recommended by our Chief Executive Officer and Chief Financial Officer and approved by our Compensation Committee.  Individual goals are established by our Chief Executive Officer upon consultation with senior staff. The degree to which corporate goals have been met is determined by our Compensation Committee, the degree to which individual goals have been met is, with respect to our officers, recommended by our Chief Executive Officer and approved by the Compensation Committee and, with respect to all other Plan participants, is recommended by the applicable department head and approved by our Chief Executive Officer, in all cases after the end of our fiscal year.

The target award for our Chief Executive Officer, Senior Vice Presidents and officers, Vice Presidents and executive directors, senior directors, directors, and associate directors, senior managers and senior research investigators is 50%, 35%, 25%, 20%, 15% and 10% of annual salary, respectively.  The Compensation Committee may grant awards that exceed the target awards in the case of exemplary achievement and, upon the recommendation of our Chief Executive Officer and approval of the Compensation Committee, an individual award may be reduced below the amount otherwise calculated under the Plan.  For each Plan participant, both corporate and individual goals, as applicable, must be achieved at a minimum 75% level for any award to take place.  In addition, Plan participants must have been employed by us prior to July 1, 2010 to be eligible for an award.  Plan participants that were hired after January 1 and before July 1, 2010 will have their award pro-rated. If a Plan participant is terminated prior to payment of awards under the Plan, he or she will not be entitled to participate in the Plan, except if the termination is due to death or disability, in which case the participant will be eligible to participate on a pro rated basis.  In the event that we undergo a change in control, it will be assumed that 100% of corporate and individual goals have been met and each Plan participant will be entitled to the resulting award, pro rated to the date of the change in control.

Our Compensation Committee also approved corporate goals under the Plan for 2010.  The corporate goals relate to the development of our fidaxomicin and Pruvel product candidates and business development efforts.

The above description is qualified in its entirety by reference to the summary of our 2010 Incentive Compensation Plan attached hereto as Exhibit 99.2 and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 11, 2010.
99.2	Summary of Optimer Pharmaceuticals, Inc. 2010 Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ John D. Prunty
John D. Prunty Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)

Date:  March 11, 2010